Exhibit 10.1

Apax US VII, L.P. c/o Walkers SPV Limited P.O. Box 908GT Mary Street George Town Grand Cayman Cayman Islands	Apax Europe VII - A, L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ

Apax Europe VII - 1, L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ	Apax Europe VII - B, L.P. Third Floor, Royal Bank Place 1 Glategny Esplanade St Peter Port Guernsey GY1 2HJ

EQUITY COMMITMENT LETTER

April 4, 2011

Eagle Parent, Inc.

Element Merger Sub, Inc.

c/o Apax Partners, L.P.

601 Lexington Avenue, 53rd Floor

New York, New York 10022

Epicore Software Corporation

18200 Von Karman Avenue, Suite 1000

Irvine, CA 92612

Re:    Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Apax Europe VII-A, L.P., Apax Europe VII-B, L.P., Apax Europe VII-1, L.P., and Apax US VII, L.P. (collectively, the “Investors”), subject to the terms and conditions hereof, to purchase, or cause an assignee permitted by Section 11 of this letter agreement to purchase, directly or indirectly, equity securities of Eagle Parent, Inc., a Delaware corporation (“Parent”). It is contemplated that pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among Parent, Epicore Software Corporation, a Delaware corporation (the “Company”) and Element Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), Parent shall acquire the Company through the merger of Acquisition Sub with and into the Company, with the Company as the surviving corporation (the “Merger”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement. Reference is made to the letter agreement among the Investors, Parent and Activant to be entered into concurrently with this letter agreement that provides for the Investor to purchase, or cause the purchase, directly or indirectly, equity securities of Parent in connection with the execution and delivery of the Activant Merger Agreement (the “Activant Equity Commitment Letter”).

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1.	Closing Commitment.

(a) Upon the terms and subject to the conditions set forth herein, the Investors hereby collectively commit to purchase for cash, or cause an assignee permitted by Section 11 of this letter agreement to purchase for cash, directly or indirectly, at or immediately prior to the earlier of the Offer Closing or the Merger Closing an aggregate of $647 million of equity securities of Parent (the “Closing Commitment”), solely for the purpose of allowing Parent, Acquisition Sub and/or Activant Acquisition Sub (as applicable) (i) to fund a portion of the Aggregate Merger Consideration and, if applicable, the aggregate consideration in the Offer, as set forth in the Merger Agreement, and the aggregate Merger Consideration (as defined and as set forth in the Activant Merger Agreement), (ii) to pay related fees and expenses upon the consummation of the Merger, the Offer or the Activant Merger (as the case may be) and the transactions contemplated by the Merger Agreement and the Activant Merger Agreement and (iii) to repay or cause to be repaid indebtedness of the Company, Activant and their respective subsidiaries in accordance with the Merger Agreement and the Activant Merger Agreement (as applicable); provided, that the Closing Commitment shall be reduced to the extent any of the amounts set forth in the immediately foregoing sentence are paid to Parent at the Closing in accordance with the Activant Equity Commitment Letter. The total obligation of the Investors to fund in connection with the Merger Closing, the Offer Closing and the Closing (as defined in the Activant Merger Agreement) shall in no event exceed the Closing Commitment. The Investors may effect the purchase of equity securities of Parent directly or indirectly through one or more Affiliated entities. The obligation of the Investors to fund any portion of the Closing Commitment may be reduced by the Investors, immediately prior to the Effective Time, to the extent that Parent does not require the full amount of the Closing Commitment (x) to fund the payment of the obligations referenced in the first sentence of this Section 1(a) and (y) to satisfy each of the conditions set forth in the Debt Commitment Letter. Each Investor hereby confirms that it, or it together with any Affiliate to which its obligation to fund the Closing Commitment is assigned pursuant to Section 11, has and will maintain unfunded capital commitments in an amount not less than its Pro Rata Percentage (as defined below) of the aggregate Closing Commitment and no other approval is required for such Investor to fulfill its obligations hereunder. In lieu of purchasing equity securities of Parent, the Investors may satisfy its Closing Commitment in part by the purchase of debt securities of Parent if (and only if) (A) the purchase of such debt securities does not result in the failure of any condition under the financing contemplated by the Debt Commitment Letter and (B) the proceeds of such debt securities are contributed to Acquisition Sub as equity.

(b) The Investors’ obligations under this letter agreement to fund the Closing Commitment is subject to (i) the satisfaction or waiver by Parent (with the prior written approval of the Investors) of each of the conditions to Parent’s and Acquisition Sub’s obligations to consummate the Merger and the Offer, in each case, as contemplated by the Merger Agreement other than any conditions that by their nature are to be satisfied at the Merger Closing or Offer Closing (as applicable), but subject to the prior or substantially concurrent satisfaction of such conditions, (ii) the contemporaneous consummation of the Merger and, if applicable, the Offer in accordance with the terms of the Merger Agreement (including to the extent that the Company obtains, in accordance with the terms and subject to the satisfaction of the conditions set forth in Section 9.9(b) of the Merger Agreement, an order requiring Parent to specifically perform its obligations pursuant to the terms of the Merger Agreement to cause the financing of the Investors to be funded in connection with the consummation of the Merger), (iii) the execution and delivery of the Merger Agreement, (iv) the contemporaneous consummation of the Activant Merger in accordance with the terms of the Activant Merger Agreement (including to the extent that Activant obtains, in accordance with the terms and subject to the satisfaction of the conditions set

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forth in the Activant Merger Agreement, an order requiring Parent to specifically perform its obligations pursuant to the terms of the Activant Merger Agreement to cause the financing of the Investors to be funded in connection with the consummation of the Activant Merger), (v) the execution and delivery of the Activant Merger Agreement, and (vi) the consummation of the Debt Financing prior to, or substantially contemporaneously with, such funding by the Investors.

(c) The obligation of the Investors to fund, or cause the funding of, the Closing Commitment shall automatically and immediately terminate upon the earliest to occur of (i) the consummation of the Merger Closing (at which time the obligation shall be discharged), (ii) the valid termination of the Merger Agreement or the Activant Merger Agreement in accordance with their respective terms or (iii) the Company or any of its Affiliates, securityholders or agents asserting in any litigation or other proceeding, (A) any claim under or action with respect to the Investors funding the Termination Commitment (as such term is defined below) or (B) any other claim under or action against Parent or Acquisition Sub in connection with this letter agreement, the Merger Agreement, the Debt Commitment Letter or any transaction contemplated hereby or thereby or otherwise relating thereto, in each case of (A) and (B), other than Retained Claims, subject in each case to all of the terms, conditions and limitations herein and therein.

2.	Termination Commitment.

(a) Upon the terms and subject to the conditions set forth herein, the Investors hereby collectively commit to purchase for cash, or cause an assignee permitted by Section 11 of this letter agreement to purchase for cash, directly or indirectly, an aggregate amount of equity securities of Parent sufficient to allow Parent to pay (i) the Reverse Termination Fee, Special Termination Fee and Termination Fee (as defined in the Activant Merger Agreement) in accordance with the Merger Agreement and Activant Merger Agreement (as applicable) and any amounts payable pursuant to Section 6.13 and Section 8.3(a) of the Merger Agreement (collectively, the “Reimbursement Amounts”) and any such amounts payable pursuant to Section 4.3(c), Section 4.3(d) and Section 4.3(e) of the Activant Merger Agreement to the extent any payment obligations are due and payable by Parent pursuant to the terms and conditions of the Merger Agreement or Activant Merger Agreement, respectively, and subject to the limitations set forth therein (but without giving effect to any limitation or restriction imposed by Insolvency Proceedings (as such term is defined below) or related Laws), (ii) all fees and expenses incurred by Parent, Acquisition Sub and Activant Acquisition Sub in connection with the Merger Agreement and the Activant Merger Agreement (as applicable), and (iii) all other Liabilities of Parent, Acquisition Sub and Activant Acquisition Sub arising out of or relating to the Merger Agreement, the Activant Merger Agreement or the Offer (collectively, the “Termination Commitment,” and each of Parent’s, Acquisition Sub’s and Activant Acquisition Sub’s obligations set forth in clauses (i) through (iii) above, a “Termination Obligation,” and collectively, the “Termination Obligations”); provided, that the Company, Parent and Acquisition Sub hereby agree that the Investors shall in no event collectively be required to purchase, directly or indirectly, (x) more than $130 million of equity securities of Parent (or, in the case of each Investor, its Pro Rata Percentage (as such term is defined below) of such amount) in the event that the Reverse Termination Fee or Special Termination Fee, as applicable, and all Reimbursement Amounts are paid to the Company within the time period that such Reverse Termination Fee, Special Termination Fee or Reimbursement Amounts, as applicable, are required to be paid under the Merger Agreement and the Company is not legally compelled by a judicial order or otherwise to return any portion of such Reverse Termination Fee or Special Termination Fee, as applicable, or any Reimbursement Amount to Parent, Acquisition Sub or the Investors, or (y) more than $230 million of equity securities of Parent (or, in the case of each Investor, its Pro Rata Percentage (as such term is defined below) of such amount) in the event that the Reverse Termination Fee or

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Special Termination Fee, as applicable, and all Reimbursement Amounts are not paid to the Company within the time period that such Reverse Termination Fee, Special Termination Fee or Reimbursement Amounts, as applicable, are required to be paid under the Merger Agreement, or if the Company is legally compelled by a judicial order or otherwise to return any portion of such Reverse Termination Fee or Special Termination Fee, as applicable, or any Reimbursement Amount to Parent, Acquisition Sub or the Investors, in each case, under or in respect of the Termination Commitment, and that no Investor or Investor Affiliate (as such term is defined below), shall have any obligation or liability to any Person relating to, arising out of or in connection with, this letter agreement, other than as expressly set forth herein; provided, further, that the Termination Commitment will be reduced to the extent any payments are made to Parent in accordance with paragraph 2 of the Activant Equity Commitment Letter. For the avoidance of doubt, the Investors’ commitment to purchase equity securities of Parent pursuant to the first sentence of this Section 2(a) shall occur on such date or dates as the relevant Termination Commitments are due and payable by Parent or Acquisition Sub or Activant Acquisition Sub, as the case may be, pursuant to the terms and conditions of the Merger Agreement and the Activant Merger Agreement (as applicable) and without giving effect to any limitations or restrictions imposed by Insolvency Proceedings or related Laws.

For clarification purposes, whenever used herein, the “Reverse Termination Fee” and “Special Termination Fee” shall be determined after giving effect to any reduction thereto as provided in Sections 8.2 and 8.3(b) of the Merger Agreement.

(b) The obligation of the Investors to fund, or cause the funding of, the Termination Commitment shall automatically and immediately terminate upon the earliest to occur of (1) the consummation of the Merger Closing, but only if the Investors shall have funded the Closing Commitment in accordance with Section 1 of this letter agreement, (2) valid termination of the Merger Agreement in accordance with its terms (other than a termination of the Merger Agreement for which the Reverse Termination Fee, Special Termination Fee or any Reimbursement Amount is, in accordance with Section 8.3 of the Merger Agreement, due and owing by Parent or Acquisition Sub or, in the case of the Reimbursement Amounts, may become due and owing (any such termination for which the Reverse Termination Fee, Special Termination Fee or any Reimbursement Amount is so due and owing (or, in the case of any Reimbursement Amounts, may become due and owing, a “Qualifying Termination”))) and (3) the 150th day after a Qualifying Termination unless prior to the 150th day after such Qualifying Termination, (x) the Company shall have commenced a suit, action or other proceedings against Parent or (y) any event has occurred, that prevents, pursuant to applicable Law or any Insolvency Proceeding (as such term is defined below), the Company from commencing a suit, action or other proceedings against Parent, in each case, alleging the Termination Fee or any Reimbursement Amount (as applicable) is due and owing (or, in the case of any Reimbursement Amount, may become due and owing) (a “Qualifying Claim”); provided, that if (1) a Qualifying Termination has occurred and a Qualifying Claim is filed prior to the 150th day after a Qualifying Termination, or (2) clause (y) above is applicable, no Investor shall have any further liability or obligation under this letter agreement from and after the earliest of (i) the consummation of the Merger Closing, but only if the Investors shall have funded the Closing Commitment in accordance with Section 1 of this letter agreement, (ii) a final, non-appealable resolution of such Qualifying Claim determining that Parent does not owe any Reverse Termination Fee, Special Termination Fee or any Reimbursement Amounts that have not been fully satisfied and paid, (iii) a written agreement among the Investors, the Company and Parent terminating the obligations and liabilities of the Investors pursuant to Section 2(a) of this letter agreement and (iv) payment of the Reverse Termination Fee or Special Termination Fee, as applicable, and all Reimbursement Amounts (if any) unless any portion is legally compelled by judicial order or

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otherwise to be returned by the Company to Parent, Acquisition Sub or the Investors. In the event that the Company or any of its Affiliates, members, securityholders or representatives institutes any suit, action or other proceeding (A) asserting that any provisions of this Section 2 of this letter agreement are illegal, invalid or unenforceable in whole or in part or that the Investors are liable in excess of or to a greater extent than the aggregate Termination Commitment (other than in accordance with Section 1 of this letter agreement), (B) arising under, or in connection with, this letter agreement, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby, other than a Retained Claim or (C) in respect of a Retained Claim in any court or other tribunal other than a Chosen Court (as such term is defined below), except as provided for in the penultimate sentence of Section 11 of this letter agreement, then (x) the obligations of the Investors under this letter agreement shall terminate ab initio and be null and void, (y) if any Investor has previously made any payments under this letter agreement to Parent or Acquisition Sub, such Investor shall be entitled to recover such payments and (z) none of the Investors, Parent, Acquisition Sub nor any Investor Affiliate shall have any liability to the Company or any of its Affiliates under this letter agreement or with respect to the Merger Agreement, the Debt Commitment Letter or the transactions contemplated hereby or thereby.

(c) The obligations of the Investors under this letter agreement to fund, or to cause the funding of, the Termination Commitment in accordance with this Section 2 shall, to the fullest extent permitted by applicable Law, be absolute and unconditional and shall not be released or discharged in whole or in part, or otherwise affected, irrespective of: (i) any change in the corporate existence, structure or ownership of Parent or Acquisition Sub or Activant Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement or the Activant Merger Agreement, or any insolvency, bankruptcy, winding up, receivership, dissolution, assignment, reorganization or other similar proceeding (each, an “Insolvency Proceeding”) affecting Parent, Acquisition Sub or Activant Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement or the Activant Merger Agreement or any of their respective assets, (ii) any rescission, waiver, compromise or other amendment or modification of the Merger Agreement, Activant Merger Agreement or any other agreement evidencing, securing, or otherwise executed in connection with, any of the Termination Commitments, or change in the manner, place or terms of payment or performance, or any change or extension of the time, place or manner of payment or performance of, or renewal of, any Termination Commitment, any escrow arrangement or other security therefor, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the Activant Merger Agreement or the documents entered into in connection therewith, (iii) the addition, substitution or release of any other Person interested in the transactions contemplated by the Merger Agreement or the Activant Merger Agreement, (iv) any lack of validity or enforceability of the Merger Agreement or the Activant Merger Agreement, any other agreement or instrument relating thereto, other than by reason of fraud or intentional misrepresentation by the Company, (v) the existence of any claim, set-off or other right that the Investors may have at any time against Parent, Acquisition Sub or the Company, whether in connection with any Termination Commitment, the Merger Agreement, the Activant Merger Agreement or otherwise, (vi) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Acquisition Sub or any other Person interested in the transactions contemplated by the Merger Agreement or (vii) the adequacy of any other means the Company or Activant may have of obtaining payment of any Termination Commitment.

3.

Other than as required by Law or the rules of any national securities exchange, each of the parties agree that it will not, nor will it permit its advisors or Affiliates to, disclose to any person or entity

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the contents of this letter agreement, other than to the Company and its advisors who are instructed to maintain the confidentiality of this letter agreement in accordance herewith.

4.

Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, each party hereto, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that this letter agreement may only be enforced by either (i) Parent and Acquisition Sub or (ii) the Company, provided, that the Company acknowledges and agrees that any payment of the Closing Commitment or Termination Commitment will be made only to Parent. No Person has any remedy, recourse or right of recovery against, or contribution from any Investor Affiliate, through any of Investor, Parent, Acquisition Sub or otherwise, whether by or through attempted piercing of the corporate veil or similar action, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, by or through a claim by or on behalf of any Investor, Parent or Acquisition Sub against any Investor or any Investor Affiliate, or otherwise, except for (x) Parent’s and Acquisition Sub’s and the Company’s rights against the Investors under this letter agreement to fund to Parent, or cause the funding to Parent of, either the Closing Commitment or the Termination Commitment (as applicable), (y) the Company’s right to bring claims to enforce this letter agreement and (z) the Company’s rights to bring claims against Parent and Acquisition Sub pursuant to the Merger Agreement. For purposes of this letter agreement, the term “Investor Affiliate” means (i) any Investor, (ii) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, controlling persons, assignee or Affiliates of any Investor, (iii) Parent or Acquisition Sub, or (iv) any former, current or future general or limited partners, stockholders, holders of any equity, partnership or limited liability company interest, officer, member, manager, director, employees, agents, attorneys, controlling persons, assignee or Affiliates of any of the foregoing. The Company hereby covenants and agrees that it shall not institute, and shall cause each of its Affiliates and their respective members, securityholders and representatives not to institute, directly or indirectly, any action or bring any other claim arising under, or in connection with, this letter agreement, the Merger Agreement, the Debt Commitment Letter or the transactions contemplated thereby, against any Investor or any Investor Affiliate except for (i) claims by the Company (x) to enforce its rights under this letter agreement (provided that the maximum aggregate liability of the Investors under this letter agreement shall in no event exceed an amount equal to the aggregate Termination Commitment and shall in no event be due and payable unless the Reverse Termination Fee, Special Termination Fee or any other Termination Commitment would otherwise be due and payable in accordance with the terms of the Merger Agreement), (y) to enforce the funding of the Termination Commitment to Parent, or (z) to enforce the funding of the Closing Commitment to Parent only to the extent that the Company is expressly entitled to enforce such funding in accordance with this letter agreement and Section 10.1 of the Merger Agreement and subject to all of the terms, conditions and limitations herein and therein (clauses (x), (y) and (z), collectively, the “Retained Letter Agreement Claims”) or (ii) claims by the Company against Parent or Acquisition Sub under and in accordance with the Merger Agreement (the “Retained Merger Agreement Claims,” and together with the Retained Letter Agreement Claims, the “Retained Claims”). Recourse (i) against each Investor, as applicable, solely with respect to the Retained Letter Agreement Claims and (ii) against Parent or Acquisition Sub solely with respect to the Retained Merger Agreement Claims shall be the sole and exclusive remedy of the Company and all of its Affiliates against any Investor or any Investor Affiliate in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement, or the transactions contemplated thereby, and such recourse shall be subject to the Termination Commitments and the other limitations described herein and therein; provided, that in the event an Investor (i) consolidates with or merges with any other Person and is not the continuing or

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surviving entity of such consolidation or merger or (ii) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the Investor’s uncalled capital, together with the uncalled capital of any permitted assignee to which the Investor’s obligations hereunder are assigned pursuant to Section 11 of this letter agreement, is less than the such Investor’s Pro Rata Percentage of the aggregate Termination Commitments then, and in each such case, the Company may seek recourse, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such transferee Person (in either case, a “Successor Entity”), as the case may be, but only to the extent of the liability of such Investor hereunder and subject to the limitations herein.

5.	The Investors will cause Parent and Acquisition Sub to apply the funds received in accordance with Sections 1 and 2 above in satisfaction of Parent’s and Acquisition Sub’s obligations under and in accordance with the Merger Agreement. In connection therewith, each Investor hereby represents and warrants to, and with respect to clause (e) agrees with, the Company that:

(a) it has the power and authority required to enter into the obligations set out in this letter agreement and to perform fully such obligations as contemplated by this letter agreement in accordance with its terms;

(b) there is not in existence any document, agreement, arrangement or understanding in relation to any aspect of the Equity Financing or this letter agreement to which any Investor, Parent, Acquisition Sub or any Investor Affiliate is a party which would prejudice the Parent’s or Acquisition Sub’s ability to pay or procure payment of the amounts payable to the Company pursuant to the Merger Agreement or such Investor’s ability to fund the Closing Commitment and Termination Commitment pursuant to this letter agreement;

(c) all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Body necessary for the due execution, delivery of and performance of this letter agreement by such Investor have been obtained or made and all conditions therefor have been duly complied with, and no other action by, and, no notice to or filing with, any Governmental Body is required in connection with the execution, delivery of and performance of this letter agreement;

(d) the entering into of this letter agreement and/or committing the Closing Commitment and the Termination Commitment to Parent and Acquisition Sub will not result in such Investor being in breach of any investment restriction or other obligation contained in its limited partnership agreements, any side letters related thereto, similar organizational documents or any Law, regulation, rule, order judgment or contractual restriction binding on the Investor or its assets;

(e)(i) such Investor and its Affiliates and Representatives will not cause Parent or Acquisition Sub to file for any voluntary Insolvency Proceeding, (ii) such Investor will take necessary actions so that Parent and Acquisition Sub do not file for any voluntary Insolvency Proceeding, and (iii) such Investor will use reasonable efforts to oppose any involuntary Insolvency Proceeding, in each case with respect to Parent or Acquisition Sub (for the avoidance of doubt, in no event shall such efforts include the obligation to provide or expend funds that are not otherwise required to be provided or expended pursuant to this letter agreement);

(f) such Investor has all requisite power and authority to execute and deliver this letter agreement; all action on the part of such Investor necessary for the authorization, execution,

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delivery and performance of this letter agreement has been taken; and this letter agreement, when executed and delivered by such Investor, constitutes a valid and legally binding obligation of such Investor; and

(g) such Investor has the financial capacity to pay and perform its obligations under this letter agreement, and all funds necessary for such Investor to fulfill its obligations under this letter agreement shall be available to such Investor for so long as this letter agreement shall remain in effect in accordance with Section 2(c) of this letter agreement.

6.	Each party acknowledges and agrees that (a) this letter agreement is not intended to, and does not, create any agency, partnership, fiduciary or joint venture relationship between or among any of the parties hereto and neither this letter agreement nor any other document or agreement entered into by any party hereto relating to the subject matter hereof shall be construed to suggest otherwise, (b) the obligations of each of the Investors under this letter agreement are solely contractual in nature and (c) the determination of each Investor was independent of each other. Notwithstanding anything to the contrary contained in this letter agreement, the liability of each Investor hereunder shall be several, not joint and several, based upon its respective Pro Rata Percentage, and no Investor shall be liable for any amounts hereunder in excess of its Pro Rata Percentage of the Closing Commitment or the Termination Commitment (as applicable) or such lesser amount as may be required to be paid by the Investors. The “Pro Rata Percentage” of each Investor is as set forth below (subject to adjustment, provided, that in any event the total Pro Rata Percentage of the Investors (including any permitted assignee pursuant to Section 11 of this letter agreement) shall always equal 100%):

Apax Europe VII-A, L.P.	31.47%
Apax Europe VII-B, L.P.	57.75%
Apax Europe VII-1, L.P.	1.48%
Apax US VII, L.P.	9.30%

7.	In no event shall Parent or Merger Sub, directly or indirectly (including through Affiliates, which for purposes of this Section 7 shall be deemed to include each direct or indirect investor or potential investor in Parent or Merger Sub, or any of Parent’s or Merger Sub’s or such investor’s financing sources or potential financing sources or other Representatives), (i) award any agent, broker, investment banker, financial advisor or other firm or person except Jeffries & Company, Inc. and RBC Capital Markets, LLC any financial advisory role on an exclusive basis in connection with the Merger or the other transactions contemplated by the Merger Agreement or (ii) prohibit or seek to prohibit any bank or investment bank or other potential provider of debt or equity financing, including Jeffries & Company, Inc. and RBC Capital Markets, LLC, from providing or seeking to provide financing or financial advisory services to any person in connection with a transaction relating to the Company or its Subsidiaries or in connection with the Merger or the other transactions contemplated by the Merger Agreement. Except as required by Section 7.11 of the Merger Agreement, neither Parent, nor Merger Sub, directly or indirectly (including through Affiliates), shall seek or obtain any equity commitments or equity financing in respect of the Merger or any of the other transactions contemplated by the Merger Agreement, or provide any information in respect thereof to any potential investor in Parent or Merger Sub, or any of Parent’s, Merger Sub’s or such investor’s financing sources or potential financing sources or other Representatives, in each case, other than (i) as set forth in this letter agreement or (ii) from any equityholder of an Affiliate of Parent or Merger Sub.

8.	This letter agreement is solely for the benefit of Parent, Acquisition Sub and the Company and is not intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of,

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any Person other than Parent, Acquisition Sub and the Company. This letter agreement may only be enforced (x) subject to the limitations in Section 4 of this letter agreement, by the Company or (y) by Parent at the direction of its equityholders in a manner agreed by its equityholders or as otherwise required pursuant to an order of specific performance obtained pursuant to Section 9.9 of the Merger Agreement. In no event shall any of Parent’s or Acquisition Sub’s creditors (other than the Company) have any right to enforce this letter agreement or to cause Parent or Acquisition Sub to enforce this letter agreement. For the avoidance of doubt, the Closing Commitment and the Termination Commitment will be funded to Parent and under no circumstances will the Company be entitled to or seek that the Investors fund, or cause the funding, of the Closing Commitment or the Termination Commitment directly to the Company.

9.	This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, Acquisition Sub, the Investors and the Company.

10.	THIS LETTER AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS LETTER AGREEMENT OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE. Each party hereto agrees that it shall bring any action or actions in respect of any claim arising out of or related to this letter agreement or the negotiation, execution or performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Chosen Court, exclusively in the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any Federal court sitting in the State of Delaware; provided, that if (but only if) the Delaware Court of Chancery, any other court in the State of Delaware and any Federal court sitting in the State of Delaware shall be unavailable, any other court of competent jurisdiction sitting in the State of New York, and if (and only if) any such court in New York shall be unavailable, then any other court of competent jurisdiction) and any appellate court from any thereof (the “Chosen Courts”), and solely in connection with claims arising under this letter agreement irrevocably and unconditionally (i) submits , for itself and its property, to the exclusive jurisdiction of the Chosen Courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this letter agreement or the negotiation, execution of performance of this letter agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this letter agreement) in the Chosen Courts, (iii) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court, (iv) agrees that a final judgment in any such suit on the judgment or in any other manner provided by Law and (v) agrees that service of process upon such party in any such action or actions shall be effective if notice is given in accordance with Section 9.2 of the Merger Agreement (it being understood that any notice to an Investor shall be delivered in the same manner as a notice to Parent or Acquisition Sub as set forth therein). Notwithstanding the foregoing, any action for recognition or enforcement of any judgment of a Chosen Court may be brought by any party hereto in any court of competent jurisdiction, not just a Chosen Court. Each party hereto irrevocably waives all right to trial by jury in any action proceeding or counterclaim arising out of or relating to this letter agreement or the action of the Company, the Investors, Parent and Acquisition Sub in the negotiation, execution, performance and enforcement of this letter agreement.

April 4, 2011

11.	This letter agreement and any signed agreement or instrument entered into in connection with this letter agreement, and any amendments or waivers hereto or thereto, may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument and all such counterparts together constituting the same agreement and, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this letter agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense. The Investors’ obligations under this letter agreement, including the obligation of the Investors to fund, or cause the funding of, the Closing Commitment and/or the Termination Commitment, is subject to the execution and delivery of the Merger Agreement by the Company. The Closing Commitment and the Termination Commitment set forth herein shall not be assignable by Parent or Acquisition Sub without each of the Investors’ and the Company’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of the Investors and the Company, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. All or any portion of the Closing Commitment or the Termination Commitment set forth herein may be assigned by any Investor to any other Investor, any additional equity co-investor and/or their respective affiliates and affiliated funds; provided, however, that, except to the extent otherwise agreed to by Parent, Acquisition Sub and the Company, any such assignment shall not relieve any Investor of its obligations under this letter agreement (including its obligation to fund the Closing Commitment and/or the Termination Commitment); provided, further, however, that the Investors shall not assign more than 50% of its Pro Rata Percentage of the Closing Commitment or the Termination Commitment (as applicable) other than to any funds or other entities Affiliated with the Investors. Any transfer in violation of either of the two the preceding sentence shall be null and void. This letter agreement, the Merger Agreement (including the Exhibits and Schedules thereto), the Support Agreements and the Confidentiality Agreement contain the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior discussions, negotiations, proposals, undertakings, arrangements and understandings, whether written or oral, with respect thereto.

* * * * * * *

If this letter agreement is agreeable to you, please so indicate by signing in the space indicated below.

Very truly yours,

For and on behalf of Apax Partners Europe Managers Limited as Manager of Apax Europe VII-A, L.P.

By:	/s/ Steve Hare	By:	/s/ Martin Halusa

For and on behalf of Apax Partners Europe Managers Limited as Manager of Apax Europe VII-B, L.P.

By:	/s/ Steve Hare	By:	/s/ Martin Halusa

For and on behalf of Apax Partners Europe Managers Limited as Manager of Apax Europe VII-1, L.P.

By:	/s/ Steve Hare	By:	/s/ Martin Halusa

Apax US VII, L.P.

By: Apax US VII GP, L.P. Its: General Partner

By: Apax US VII GP, Ltd. Its: General Partner

By: /s/ John Megrue
Name: John Megrue
Title: CEO

Signature Page to Equity Commitment Letter

Accepted and agreed as of April 4, 2011

EAGLE PARENT, INC.

By:	/s/ Jason Wright
Name: Jason Wright
Title: President

ELEMENT MERGER SUB, INC.

By:	/s/ Jason Wright
Name: Jason Wright
Title: President

Signature Page to Equity Commitment Letter

Accepted and agreed as of April 4, 2011

EPICOR SOFTWARE CORPORATION

By:	/s/ L. George Klaus
Name: L. George Klaus
Title: Chairman, President and Chief Executive Officer

Signature Page to Equity Commitment Letter